Exhibit 10.37

MASTER CLINICAL SERVICES AGREEMENT
between
URIGEN HOLDINGS, INC.
and
CLINIMETRICS RESEARCH CANADA, INC.

This Master Services Agreement (this “Agreement”) is made as of October 4, 2005 by and between Urigen, Inc., a Canadian corporation with offices located at Urigen Holdings, Inc., 515 West Hastings Street, Suite 7100, Vancouver, BC V6B 5K3, Canada (“Urigen”) and Clinimetrics Research Canada, Inc., an Ontario corporation with offices at 2655 North Sheridan Way, Suite 120, Mississauga, Ontario L5K2P8, Canada (“Service Provider”).

WITNESSETH

WHEREAS, Urigen has now and from time to time in the future may have the desire to engage Service Provider for research or clinical services and

WHEREAS, Service Provider would like to provide such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the adequacy of which is acknowledged by each of the parties, the parties hereto agree as follows:

1.             SERVICES AND PERSONNEL

1.1           General.   Service Provider shall use its best efforts to provide the services reasonably helpful for the successful completion of each project (“Project”) set forth in a Work Order (“Services”) to Urigen in accordance with this Agreement, to keep Urigen fully advised of the progress of the work, to provide Urigen with such reports, specifications, and the like, as requested by Urigen.

1.2           Work Order.   Services provided by Service Provider shall be subject to the terms and conditions of this Agreement. All such Services shall be the subject of a work order, substantially in the form of Exhibit A, setting forth the following with respect to the applicable Project: (i) description of Services to be provided, (ii) fee and payment schedule for the Services, (iii) description of deliverables to be delivered by Service Provider (each, a “Deliverable”) and their intended use, (iv) materials to be provided by each party and (v) a Project timeline. After a work order substantially in the form of Exhibit A is agreed upon and executed by the parties hereto, the same shall be attached to this Agreement as an amendment to Exhibit B (each, a “Work Order”) and the Work Order shall then be a part of this Agreement. There will be no limit to the number of Work Orders that may be added to this Agreement. Services shall only be commenced after the execution of a Work Order.

1.3           Change Orders.   In the event that Service Provider is requested or required to perform services that are outside the scope of this Agreement, such services and a compensation schedule therefore must be mutually agreed upon by the parties in a written change order (“Change Order”) prior to the provision of said services. The Change Order constitutes an amendment to the applicable Work Order and the services set forth therein shall be deemed to be Services part of such Work Order.

1.4           Project Manager.   An employee of Service Provider who is acceptable to Urigen shall be appointed as project manager by Service Provider (the “Project Manager”). The Project Manager shall be the primary contact for Urigen and shall timely address all issues and concerns raised by Urigen, as well as provide to Urigen all information requested by Urigen concerning this Agreement or the Services. The Project Manager shall not be replaced without the prior written consent of Urigen. In the event that Service Provider becomes aware that the Project Manager plans to leave the employment of Service Provider or shall be unable to complete the Services due to dismissal, death or disability, it shall give immediate written notice of the same to Urigen. Should Urigen not be satisfied with the services of Project Manager, Urigen may give notice of the same to Service Provider. If Service Provider and Urigen are unable to mutually agree upon a substitute Project Manager within a period of fifteen (15) days following notice delivered pursuant to either of the two foregoing sentences, this Agreement may be immediately terminated by Urigen upon written notice to Service Provider.

1.5           Nonconforming Services.   Notwithstanding anything to the contrary herein, if Service Provider provides any deliverable or Services that fail to conform in any material respect to the specifications of Urigen, including those set forth in the applicable Work Order and any written instructions of Urigen, in addition to any rights or remedies Urigen may have available to it, Urigen may require Service Provider to (i) conform such Services to the specifications of Urigen at no additional cost to Urigen or (ii) if Service Provider does not or cannot promptly conform such Services, credit to Urigen any monies paid by Urigen to Service Provider for the performance of such Services and the additional cost incurred by Urigen in connection with causing the Services to conform to the relevant specifications of Urigen.

1.6           Service Provider Personnel.   All employees and agents of Service Provider that perform Services under this Agreement are employees and agents, respectively, of Service Provider and not Urigen during the term of this Agreement and shall at all times be directed solely by Service Provider. Notwithstanding Urigen’s obligation to reimburse certain costs pursuant to Section 3 hereof, Service Provider will bear and pay (i) all salaries, wages, benefits and other compensation which its employees or agents may be entitled to receive for performing Services and (ii) all reimbursable travel, lodging and other expenses which the employees or agents may be entitled to receive for performing Services. Service Provider will be solely responsible for withholding and paying all applicable payroll taxes of any nature, including social security and other social welfare taxes or contributions, that may be due on amounts paid to employees or agents. To the extent that any Services are performed on the premises of Urigen, Service Provider will cause each of its employees and agents involved in providing any Services to Urigen to comply with Urigen’s then-current workplace rules, security procedures and confidentiality policies and procedures for the Urigen facility where such employee or agent performs Services.

1.7           Subject Enrollment.   To the extent applicable to a particular Project, Service Provider shall exercise all reasonable diligence to meet and maintain subject enrollment rates set forth in a Work Order. Urigen shall have the right to terminate performance under a Work Order if enrollment rates do not reach and maintain levels agreed in the Work Order. Any such termination shall be deemed a termination by Urigen pursuant to Section 6.2(a)(ii).

2.             REPRESENTATIONS, WARRANTIES AND COVENANTS

Service Provider represents, warrants and covenants to Urigen as follows.

2.1           Formation/Power and Authority.   Service Provider is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority, in each jurisdiction in which Services will be performed, to own and operate its business and properties and to carry on its business as such business is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder.

2.2           No Conflict.   The execution, delivery and performance of this Agreement by Service Provider and the consummation of the transactions contemplated hereby do not and will not contravene the formation documents of Service Provider and do not and will not conflict with or result in a breach of or default under any agreement to which it is a party that would have a material adverse affect Service Provider’s ability to perform its obligations under this Agreement.

2.3           Compliance with Applicable Law.   Service Provider represents and warrants that is in full compliance at all times and will continue to be in compliance at all times with all applicable Canadian or foreign laws, rules, regulations, guidelines and industry standards, including but not limited to those of the U.S. Food and Drug Administration (the “FDA”); good clinical practice guidelines of the FDA; the Food and Drug Act (Canada), ICH Harmonized Tripartite Guideline and the regulations promulgated pursuant thereto; and any other relevant Canadian or foreign regulatory or governmental authority (“Applicable Law”).

2.4           Pursuant to Health Canada Therapeutics Division (TPD) regulations and/or the guidelines described in the Declaration of Helsinki, ICH Good Clinical Practice: Consolidated Guideline, Tri-Council Policy Statement, Ethical Conduct for Research Involving Humans, and Urigen requirements for the conduct of clinical studies, as applicable, and solely with respect to those Services described in the applicable Work Order, Urigen hereby transfers and delegates to Service Provider the responsibilities of a sponsor in the conduct of clinical investigations pursuant to regulations of the TPD. Service Provider accepts such delegation, agrees to carry out diligently all transferred obligations, agrees to satisfy or comply with the delegated responsibility, and agrees to maintain accurate and complete records sufficient to document such compliance for a period at least equal to applicable government regulations and Urigen requirements.

2.5           Report of Noncompliance.   Should noncompliance of an employee, agent, investigator or study site with Applicable Law, this Agreement or any applicable agreement be discovered by or come to the attention of Service Provider, Service Provider will immediately notify Urigen and appropriate action will be taken by Service Provider at the direction of Urigen. Any such action shall be taken after consultation with Urigen.

2.5           Experience/Timeliness.   Service Provider, its employees and agents, have and will continue to have the knowledge, experience and skill to provide, and will provide, the Services in a professional and timely manner.

2.6           Workmanship.   Services will conform to the highest standards of workmanship and the specifications for the Project.

2.7           Performance.   Service Provider will perform all Services in accordance with this Agreement, Applicable Law, each applicable protocol (each, a “Protocol”), standard operating procedures approved by Urigen and the instructions of Urigen.

2.8           Deliverables.   Except with respect to data and information over which Service Provider has no reasonable control, each Deliverable delivered in connection herewith shall be suitable for its intended use.

2.9           Permits.   Prior to commencement of a Project, to the extent applicable to a particular Project, Service Provider will identify all permits and approvals necessary or helpful in connection with the conduct and successful completion of such Project. The parties shall indicate in the Work Order which party will be responsible for procuring and maintaining each such permit and approval. Unless impossible, expressly prohibited by Applicable Law or otherwise requested by Urigen in writing, Service Provider shall procure and maintain in the name of Urigen all permits and approvals for which it is responsible.

2.10         No Encumbrance.   Service Provider hereby (i) acknowledges and agrees that neither it, nor any of its affiliates or subsidiaries, nor any of its or their directors, officers, employees and agents has any interest in Urigen Data or Inventions (each as defined below) and (ii) covenants that it will not lien or encumber, or otherwise cause, permit or consent to the granting of a lien or encumbrance of the Urigen Data or Inventions.

2.11         Debarment.   Service Provider hereby certifies it does not and shall not employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction. Upon written request of Urigen, Service Provider shall, within ten (10) business days, provide written confirmation that it has complied with the foregoing obligation. Service Provider agrees to immediately disclose in writing to Urigen if any employee or agent is debarred, or if any action or investigation is pending or, to the best of Service Provider’s knowledge, threatened, relating to the debarment of Service Provider or any person performing services related to this Agreement.

2.12         Disclosures.   Service Provider shall also provide all information to Urigen requested by Urigen to comply with any disclosure requirements of Applicable Law, including any information required to be disclosed in connection with any financial relationship between Urigen and Service Provider. Service Provider shall disclose to Urigen any financial interest, other than the payment for Services agreed to hereunder, that Service Provider might have in any Project.

2.13         Inspections.   Service Provider agrees to permit representatives of the FDA or any other relevant regulatory or governmental authority to access at any reasonable time during normal business hours relevant records, information (and where applicable make copies of the same), personnel and facilities relating directly or indirectly to this Agreement or any Services.

2.14         Scheduling of Inspections.   Service Provider shall immediately notify Urigen if the FDA or other governmental authority schedules, or without scheduling begins, an inspection or audit relating directly or indirectly to this Agreement or any Services. Service Provider shall make every reasonable effort to permit Urigen to be present at or participate in such inspection or audit if the same relates directly or indirectly to this Agreement or Services. In addition, Service Provider will immediately provide Urigen copies of any correspondence from or to the FDA or other regulatory authorities relating directly or indirectly to this Agreement or any Services.

3.             COMPENSATION

3.1           The budget and compensation to be paid to Service Provider for the Services are contained in each Work Order. Service Provider acknowledges that it has included all of its costs, fees and expenses, including administrative overhead, in calculating the fee for the Services budget attached hereto as part of the applicable Work Order and that Urigen shall not be liable for any other costs, fees or expenses of Service Provider. Payments will be made payable in U.S. dollars to Service Provider at the address above. Unless otherwise agreed in the Work Order, invoices shall be submitted by Service Provider to Urigen on a monthly basis and, except with respect to amounts subject to a bona fide dispute, payment will be made by Urigen within thirty (30) days after Urigen’s receipt of Service Provider’s monthly invoice. If payment to Service Provider is not received within thirty (30) days of receipt of an invoice by Urigen, Service Provider may charge Urigen monthly late fees in the amount of 1%. All income taxes, GST, levies, surcharges or other similar charges and any penalties levied thereon which relate to any amounts paid to Service Provider hereunder shall be the responsibility of and paid by the Service Provider. No line item in any budget shall be exceeded by Service Provider without the prior written consent of the Urigen. All pass-through costs will be at actual cost with no mark-up for administrative fees, overhead or other similar fees.

3.2           Upon written acceptance any Work Order, Urigen shall provide a pre-payment to Service Provider (“Pre-Payment Fee”) in an amount agreed to by the parties.

3.3           Should the research be cancelled, delayed for greater than 30 days or scoped down (defined as decrease to the original agreed budget by 50% or greater), for reasons beyond the reasonable control of Service Provider and Urigen request that the Project team remain available during such period, Urigen shall continue to pay all expenses as agreed upon in the Work Order for dedicated Service Provider personnel or in the alternative, the parties may negotiate the reassignment of dedicated Service Provider personnel. Any amounts payable by Urigen hereunder shall be reduced by the value of services provided by Project team members to other clients of Service Provider during the relevant period.

4.             URIGEN DATA, PREEXISTING TECHNOLOGY AND INVENTIONS

4.1           Ownership of Urigen Data and Inventions.   All (i) data, images, information, documents, records in whatever form obtained, developed, recorded or compiled in connection with this Agreement or any Work Order (“Urigen Data”) and (ii) technology, inventions (whether patentable or not), discoveries and improvements relating to a relevant study, protocol, the study drug and its use or otherwise developed or conceived in connection with this Agreement or the Services (“Inventions”) are and shall remain the sole and exclusive property of Urigen. Service Provider shall immediately deliver any such property to Urigen. Service Provider and the Project Manager agree that they will not file any patent applications with respect to any Urigen Data or Invention.

4.2           Preexisting Technology.   It is recognized and understood that the other pre-existing inventions and technologies of Urigen or Service Provider are their separate property, respectively, and are not affected by this Agreement.

4.3           With respect to all Urigen Data and Inventions, Service Provider and Project Manager agree (i) to disclose the same promptly to Urigen; (ii) to execute documents evidencing the rights set forth herein; and (iii) upon the request of Urigen and at the sole expense, discretion and exclusive control of Urigen, to apply, or to assist and cooperate with Urigen in applying for, letters patent or like corresponding legal protection of any such Urigen Data and Inventions in the United States and all foreign countries (and for any extension, continuation, validation, reissue or renewal thereof). For that purpose, Service Provider and Project Manager agree to execute, and Urigen agrees to cause its employees and agents to execute, all papers necessary therefor, including assignments to Urigen or its nominee, without consideration, and also agree without further consideration, but at Urigen’s expense, to provide such information as may be required by Urigen and to assist Urigen, or its agents or designees, in the preparation and prosecution of any such patent application, the enforcement of any such resulting patent and the protection of any such invention or discovery.

4.4           The obligations imposed by this Section 4 shall survive the expiration or earlier termination, for any reason, of this Agreement.

5.             CONFIDENTIALITY/PUBLICATIONS

5.1           Confidential Information.   Neither party shall, at any time, without the disclosing party’s prior written consent, disclose to any third party any of the disclosing party’s Confidential Information or the fact that the Services are being conducted on behalf of Urigen. The receiving party shall use such Confidential Information solely for the purposes for which the disclosing party provided it. The receiving party shall keep such information secure, secret and confidential and cause its directors, officers, employees, or agents to keep such information secure, secret and confidential and shall take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information. For purposes of this Agreement, “Confidential Information” means any information of the disclosing party in any form, whether of a technical, business or other nature, including but not limited to, information, documents, data and images which (i) relate to the disclosing party’s trade secrets, products, promotional material, developments, proprietary rights or business affairs, (ii) with respect to Urigen only, relate to or are part of Urigen Data or Inventions, (iii) with respect to Urigen only, are developed by or compiled by Service Provider pursuant hereto, and (iv) were exchanged by the parties prior to the date hereof. Confidential Information does not include any information that:

(a)   the receiving party can prove (with written documentation) was known to it prior to the date of this Agreement and any other agreement between the parties hereto;

(b)   the receiving party can prove was lawfully obtained from a third party without any obligation of confidentiality; or

(c)   is or becomes part of the public domain through no act or violation of any obligation of the receiving party.

5.2           Required Disclosure.   Notwithstanding anything to the contrary in section 5.1 above:

(a)   if the receiving party is required by Applicable Law to disclose Confidential Information to a third party, the receiving party shall notify the disclosing party, and the receiving party and the disclosing party shall agree to a mutually satisfactory way to disclose such information as necessary and in accordance with Applicable Law and

(b)   with respect to research subjects’ medical records, the parties agree to hold in confidence the identity and personal health information of the patients in accordance with Applicable Law.

5.3           Return of Confidential Information.   Upon expiration of this Agreement, completion of a Work Order, earlier termination of a Work Order or this Agreement, or otherwise upon the request of the disclosing party, the receiving party will promptly, at the disclosing party’s expense (i) provide a copy of all relevant Confidential Information to the disclosing party in a form acceptable to the disclosing party and (ii) to the extent that the disclosing party so requests, provide to the disclosing party or destroy all other copies of relevant Confidential Information in the receiving party’s possession or under the receiving party’s control, except as otherwise required by Applicable Law. The receiving party will not withhold from the disclosing party any Confidential Information as a means of resolving any dispute. Service Provider will not utilize Confidential Information for any purpose other than that of rendering the Services.

5.4           Publications.   Service Provider shall have no right to publish any Confidential Information.

5.5           Handling and Reconstruction of and Access to Confidential Information.   Service Provider will establish and maintain rigorous safety and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of Confidential Information in the possession of Service Provider. Service Provider will be responsible for developing and maintaining procedures for the recovery and reconstruction of lost Confidential Information. Service Provider will correct or remedy, at Urigen’s request and sole discretion and at no charge to Urigen, any destruction, loss or alteration of any Confidential Information that occurs while such Confidential Information is under the control or supervision of Service

Provider, its employee or agents (including permitted subcontractors). Upon reasonable request by Urigen at any time, Service Provider will promptly retrieve, in the format and on media acceptable to Urigen, any portion of Confidential Information reasonably specified by Urigen. Urigen will have unrestricted access to, and the right to review and retain the entirety of, all computer or other files containing Confidential Information. At no time will any of such files or other materials or information be stored or held in a form or manner not immediately accessible to Urigen. Service Provider shall not withhold from Urigen any Confidential Information in order to settle a dispute.

5.6           To the extent that either party hereto collects, uses and discloses personal information in connection with this Agreement, each such party warrants that it and/or its designee will adhere to and comply with applicable laws and regulations regarding privacy and protection of personal information including, but not limited to, Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”). For the purpose hereof, personal information includes, without limitation, all personal information of patients, staff, students or volunteers that the Institution collects, uses or discloses in the course of its business, corporate activities and research. Subject to further obligations under PIPEDA and other applicable privacy legislation, each Party agrees to (i) designate an individual or individuals, or ensure that an individual or individuals has been designated, to be accountable for its compliance with PIPEDA and other applicable privacy legislation; (ii) limit its use of any personal information for purposes specified in this Agreement and in the consent provided by the applicable Study subject, or as prescribed by law; (iii) use appropriate security safeguards to protect the personal information from unauthorized access or use; (iv) make or cause to be made available upon request, as required by the other party hereto to ensure compliance with PIPEDA and other applicable privacy legislation, all books, documents and records (including electronic records) relating to the transferred personal information and the methods implemented to safeguard the personal information; and (v) notify the other party hereto in writing immediately upon becoming aware of any non-compliance with, or breach of, the terms of this provision or obligations under PIPEDA or other applicable privacy legislation, in which case the party in breach shall consult with the other party regarding the actions it intends to take to remedy the breach and shall subsequently implement such actions, taking into consideration any recommendations given by the other party in connection therewith. No party hereto shall transfer or disclose personal information collected under this Agreement to any third parties without prior written consent from the other party hereto, in which case the disclosing or transferring party shall obligate any such third parties to comply with the terms and conditions hereof.

6.             TERM AND TERMINATION

6.1           Term.   The term of this Agreement shall begin on the date first above mentioned and shall end three (3) year(s) thereafter, unless sooner terminated in accordance with the terms hereof. The term of this Agreement may be extended upon written agreement by Urigen and Service Provider.

6.2           Termination.

(a)   A Work Order or this Agreement may be terminated (i) by Urigen at any time in the exercise of its sole discretion upon prior written notice to Service Provider, (ii) by a party upon the material breach of this Agreement by the other party, which material breach continues unremedied for thirty (30) days after delivery to the breaching party by the nonbreaching party of notice of the material breach, (iii) by a party immediately in the event of the bankruptcy (voluntary or otherwise), insolvency or other similar financial distress of the other party, (iv) by Urigen pursuant to Section 1.4, or (v) by a party or the parties pursuant to Section 11.13.

(b)   Upon termination or expiration, Service Provider shall (i) promptly terminate all Services, provided that Service Provider shall not immediately terminate Services helpful in connection with responsible treatment of any study subjects and (ii) Service Provider will work with Urigen to transition the relevant Services to Urigen or its designee. In the event of a termination by Urigen pursuant to Section 6.2(a)(i) or by Service Provider pursuant to Section 6.2(a)(ii) or 6.2(a)(iii), the total sums payable by Urigen shall be equitably pro-rated for actual Services satisfactorily completed by the date of such termination, with any unexpended funds previously paid by Urigen to Service Provider promptly refunded to Urigen. In the event of any other termination, the parties shall negotiate in good faith to determine the appropriate amount to be paid by Urigen to Service Provider (or refunded to Urigen by Service Provider, as the case may be), in light of the circumstances of such termination, in compensation for all Services rendered in accordance with this Agreement. Upon the termination or expiration of a Work Order or this Agreement and in addition to fulfilling the requirements of Section 5.3, Service Provider shall promptly return to Urigen and at Urigen’s expense any unused study supplies, including all unused study drug and placebo.

7.             AUDIT

Urigen and its agents and designees shall have the right to audit Service Provider’s facilities, systems, records (financial and otherwise), procedures, and documentation related to this Agreement. In connection with any audit, Service Provider shall also provide Urigen access to its personnel. Such audits may be conducted upon reasonable notice during the term of this Agreement and for a period of up to two (2) years after termination or expiration. In connection with a financial audit, if the audit reveals that payments made by Urigen to Service Provider for any period audited have not exceeded amounts owed by Urigen for such period, Urigen shall pay the costs of such audit and Service Provider shall not have any liability therefor. If the audit reveals that payments made by Urigen to Service Provider for any period audited exceed amounts actually owed by Urigen for such period, but by less than three percent (3%) of the amount actually owed, Service Provider shall in addition to repaying any overpaid amounts equally share with Urigen the reasonable costs of such audit work. If the audit reveals that payments made by Urigen to Service Provider for any period audited exceed amounts actually owed by Urigen for such period by three percent (3%) or more of the amount actually owed, Service Provider shall in addition to repaying any overpaid amounts pay the reasonable costs of such audit work. In no event shall Urigen be liable to pay Service Provider’s costs and expenses related to this Section.

8.             ADVERSE EVENTS

To the extent appropriate with respect to Services to be delivered in connection with a given Work Order, Service Provider shall have a system to identify and collect all serious adverse experiences and unexpected adverse experiences, which shall include instructing investigators to contact Service Provider and/or Urigen directly within one business day of a serious adverse event. Service Provider will notify Urigen by telephone by fax within one business day of its own receipt of notice of any serious adverse event. Service Provider will promptly thereafter follow-up with written documentation to Urigen. Service Provider shall notify all study sites and investigators of any serious, unexpected adverse event as required by Applicable Law, unless requested otherwise by Urigen. Adverse events other than those described above will be submitted by Service Provider in writing on case report forms during the course of the Study.

9.             INDEMNIFICATION

9.1           Urigen shall indemnify, defend and hold harmless Service Provider and its directors, officers, employees and agents (the “Service Provider Indemnitees”) against any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys’ fees, resulting from (i) a personal injury caused by the use of a study drug supplied by Urigen in connection with a Work Order or Project, (ii) the material breach of this Agreement by Urigen or the mutual breach by Urigen of any agreement with a study site or investigator directly relevant to a Project, or (iii) the negligence or intentional misconduct of any Urigen Indemnitee, except to the extent that such claim is caused by a Service Provider Indemnitee’s negligence or malpractice, reckless or intentional misconduct, or breach of this Agreement. Each Service Provider Indemnitee shall fully cooperate and aid in such defense. Service Provider shall have the right to select and to obtain representation by separate legal counsel at its own expense. Notwithstanding anything to the contrary herein, Urigen shall have the right to select counsel for, direct and control any proceedings related to any of its study drugs at the expense of the indemnifying party.

9.2           Service Provider shall indemnify, defend and hold harmless Urigen and its affiliates and its and their respective directors, officers, employees and agents against (the “Urigen Indemnitee’s) any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys’ fees, resulting from the (i) material breach of this Agreement by Service Provider, including but not limited to adherence to an applicable Protocol, Applicable Law or any instructions or other directions given by Urigen or (ii) the negligence or intentional misconduct of any Service Provider Indemnitee, except to the extent that such claim is caused by a Urigen Indemnitee’s negligence or malpractice, reckless or intentional misconduct, or breach of this Agreement. Subject to the final sentence of Section 9.1, Service Provider shall have the right to defend against such claim, including selection of counsel and control of the proceedings, including reasonable settlement. Each Urigen Indemnitee shall fully cooperate and aid in such defense. Urigen shall have the right to select and to obtain representation by separate legal counsel at its own expense.

10.           CONTRACTING/SUBCONTRACTING

All services or materials for which Service Provider contracts, subcontracts or purchases for purposes of this Agreement shall be subject to prior written approval by Urigen. Service Provider hereby unconditionally guarantees the timely performance of Services and delivery of Deliverables in accordance with this Agreement by any affiliate or subcontractor hereunder.

11.           MISCELLANEOUS

11.1         Entire Agreement.   This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

11.2         Publicity.   None of the parties shall use the name of any other party for promotional purposes without the prior written consent of the party whose name is proposed to be used, nor shall either party disclose the existence or substance of this Agreement except as required by Applicable Law. Notwithstanding the preceding, the participation of Service Provider in the matters undertaken pursuant to this Agreement may be recognized by Urigen in publications and promotional materials that may result from the Services.

11.3         Governing Law.   The laws of the province of Ontario shall govern this Agreement.

11.4         Independent Contractor.   Service Provider, investigators recruited by Service Provider, and research staff at study sites recruited by Service Provider are acting in the capacity of independent contractors hereunder and not as employees of Urigen.

11.5         Nonsolicitation.   In the event that during the term of a Work Order and for six (6) months thereafter, each party agrees not to solicit or hire any of the other party’s employees who performed substantial work in connection with the Work Order or relevant Project, provided this prohibition shall not apply to general solicitations not specifically targeted at the other party’s employees.

11.6         Agreement Modification/Assignment.   This Agreement, or any of its Exhibits, may not be altered, amended, or modified except by a written document signed by the parties hereto. Service Provider will not assign this Agreement or any of its rights or obligations without the prior written consent of Urigen and any purported assignment in contravention of this Section shall be null and void; provided, however, that Urigen may assign this Agreement in connection with (i) the sale, transfer or other disposition of its assets related to this Agreement, (ii) a change in control of Urigen or (iii) the sale or transfer of substantially all of Urigen’s outstanding stock.

11.7         Notice.   Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via overnight courier or via overnight courier to the following addresses (or such other address as a party may designate as a notice address in a prior written notice to the other party) and shall be deemed delivered when received (or if received on a weekend or holiday, on the next business day thereafter) as follows:

If to Urigen:	Urigen Holdings, Inc.
William Garner, MD., President
515 West Hastings Street, Suite 7100
Vancouver, British Columbia V6B 5K3
Canada
Tel: (604) 687-4742
Fax: (604) 661-1730
Email: bill@urigen.com
If to Service	Clinimetrics Research Canada, Inc.
Provider:	2655 North Sheridan Way, Suite 120,
Mississauga, Ontario L5K2P8
Canada
Attention: Cheryl Talbot
Tel: (905) 403-9901
Fax: (905) 452-9083
Email: ctalbot@clinimetrics.com

11.8         Counterparts.   This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

11.9         Survival of Obligations.   Notwithstanding expiration or termination of this Agreement for any reason, rights and obligations, which by their nature should survive, will remain in full force and effect. In particular Sections 1.5, 1.6, 2.4, 2.8, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 3, 4, 5, 6.2(b), 7, 9, 11.4, 11.7, 11.9, 11.11, 11.13 and 11.14 will survive the expiration or termination of this Agreement.

11.10       Enforceability.   If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

11.11       Insurance.   Service Provider agrees to keep in full force and effect and maintain at its sole cost and expense insurance coverage in types and amounts commensurate in its industry for the performance of services substantially similar to the Services by similarly sized service providers and as otherwise prudent or required by law, which coverage will be placed with a first class insurer with at least an A rating by Standard & Poor’s. Service Provider agrees to provide Urigen with certificates of insurance if requested to do so by Urigen. Urigen agrees to keep in full force and effect and maintain at its sole cost and expense insurance coverage in types and amounts commensurate in its industry for the conduct of clinical trials and as otherwise prudent or required by law, which coverage will be placed with a first class insurer with at least an A rating by Standard & Poor’s. Urigen agrees to provide Service Provider with certificates of insurance if requested to do so by Service Provider.

11.12       Force Majeure.   If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other reason or cause reasonably beyond such party’s control (each a “Disability”), then performance of such act shall be excused for the period of such Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability. Should a Disability continue for more than three (3) months, the party unaffected by the Disability may terminate this Agreement upon prior written notice to the affected party. Should the Disability equally affect the performance of both parties, then such termination shall only be by mutual written agreement.

11.13       Third Party Beneficiaries.   The provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

11.14       Prior Agreement.   Notwithstanding anything to the contrary in the CDA, parties hereby agree that the CDA is terminated and superceded, including any provisions that expressly or by implication survive termination, by this Agreement as of the Effective Date.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Master Clinical Services Agreement to be executed by their duly authorized representatives as of the date first above written.

URIGEN HOLDINGS, INC.
BY:	/s/ Michael Flashner
	Name:	Michael Flashner
	Title:	Chief Operating Officer
CLINIMETRICS RESEARCH CANADA, INC.
BY:	/s/ James R. Wilson
	Name:	James R. Wilson
	Title:	Chief Business Officer

GST TAX ID # 87342-8916 RT0001

EXHIBIT A

WORK ORDER #

Project Code (Clinimetrics use only):

Protocol(s) (Title and Number)

Start Date:	Stop Date:

Project Contact(s):

CLINIMETRICS RESEARCH CANADA, INC.

Administrative Contact (contract)	Technical Contact
Name	Name

Address	Address
Phone
Phone
Fax	Fax
E-Mail	E-Mail

URIGEN HOLDINGS, INC.

Administrative Contact (contract)	Technical Contact
Name	Name

Address	Address
Phone
Phone
Fax	Fax
E-Mail	E-Mail

Budget Amount:

Budget Conditions:	☐	Fee-for-Service

	☐	Payment Schedule (specify):

	☐	Other (specify):

CLINIMETRICS RESEARCH CANADA, INC.		URIGEN HOLDINGS, INC.
By:		By:
Title:	Chief Business Officer	Title:
Date:		Date:

EXHIBIT B

WORK ORDERS
(in the form of Exhibit A)